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                                                                    EXHIBIT 99.1


                             [NEOTHERAPEUTICS LOGO]


CONTACTS:

MEDIA RELATIONS                            INVESTOR RELATIONS

Jon Siegal                                 John McManus
Ronald Trahan Associates (RTA) Inc.        NeoTherapeutics, Inc.
(508) 647-9782                             (949) 788-6700



            NEOTHERAPEUTICS, INC. ADOPTS RIGHTS PLAN FOR SHAREHOLDERS


IRVINE, California, December 15, 2000 - NeoTherapeutics, Inc. (NASDAQ: NEOT, NEOTW) announced today that its board of directors approved a rights plan for shareholders. The rights plan is designed to enable all NeoTherapeutics' shareholders to receive fair value for their shares and to be treated equally in the event of an unsolicited attempt to acquire control of the Company.

"The shareholder rights plan has been adopted to ensure that should any unsolicited acquisition occur, it would be on terms equitable to all shareholders. The plan protects the Company's shareholders by establishing certain rights for them and does not prohibit the acquisition of the Company", said Alvin J. Glasky, Ph.D., Chairman and Chief Executive Officer. "The adoption of the shareholder rights plan is not a response to any current effort to acquire NeoTherapeutics, but reflects our commitment to protecting the increasing value of our businesses that is not fully reflected in our recent share price."

Under the rights plan, NeoTherapeutics will distribute a dividend of one right for each share of NeoTherapeutics' common stock held by shareholders of record as of the close of business on December 28, 2000. Shareholders do not have to pay to receive the rights; the rights will automatically attach to all shares outstanding on December 28, 2000, and no separate certificates will be issued. Each right will initially entitle its holder to purchase a fractional share of a new series of preferred stock for $75. However, the rights are only exercisable upon the occurrence of certain events. Upon the occurrence of certain other events, the rights will become exercisable by holders, other than the rights held by an unsolicited acquiror, for shares of NeoTherapeutics, or of the third-party acquiror, having a value of twice the right's then-current exercise price. A more detailed description of the rights plan will be mailed to shareholders later this month.

NEOTHERAPEUTICS is a biopharmaceutical company focused on the development of small molecule drugs for unmet medical needs for the treatment of important diseases. The Company's most advanced drug, Neotrofin(TM), is currently being developed for Alzheimer's disease and other neurodegenerative diseases, such as Parkinson's disease and Spinal Cord Injury. In animal models of cognitive decline, aging and spinal cord injury, Neotrofin(TM) has

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been shown to restore neurological function. NEOGENE TECHNOLOGIES, Inc., a subsidiary of NeoTherapeutics, is engaged in functional genomics research. NEOONCORX, Inc., a subsidiary of NeoTherapeutics, is engaged in the development of anticancer drugs. For additional Company information, visit NeoTherapeutics' web site at www.neotherapeutics.com.


         This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.